Exhibit 99.1

FOR IMMEDIATE RELEASE

Advanstar Communications Inc. Announces Pricing of Private Placement of
Second Priority Senior Secured Notes

Boston, MA – August 5, 2003 – Advanstar Communications Inc. (“Advanstar”) announced today that it had priced a private placement of $360,000,000 of second priority senior secured notes. The notes will be issued in two tranches: $130 million of Second Priority Senior Secured Floating Rate Notes due 2008 (which will require quarterly amortization equal to .25% of the principal amount thereof) and $230 million of 10.75% Second Priority Senior Secured Notes due 2010. Interest on the floating rate notes is payable at a rate equal to three-month LIBOR, which is reset quarterly, plus 7.5%. Each tranche of notes will be secured by second priority liens on substantially all the collateral securing Advanstar’s credit facility (other than the capital stock of certain of Advanstar’s subsidiaries and assets of its parent companies). Advanstar will enter into a registration rights agreement in connection with the private placement pursuant to which it will agree either to exchange the notes for registered notes or to file a shelf registration statement for the notes.

Advanstar plans to use the net proceeds from the private placement of the notes to repay and terminate the $67.5 million outstanding Term A loans under its bank credit facility and all but $25 million of the $280.8 million outstanding Term B loans under its bank credit facility. Advanstar will use the remaining net proceeds to repay a portion of its revolving credit borrowings and to pay related fees and expenses.

In connection with the private placement, Advanstar plans to amend its bank credit facility to permit the private placement and the proposed use of the proceeds thereof, eliminate the leverage ratio and amend certain other covenants contained in the credit facility and reduce the revolving loan commitments thereunder from $80 million to $60 million. Advanstar is currently seeking approval for such an amendment from its bank credit facility lenders but can provide no assurance that such approval will be obtained. Closing of the private placement is scheduled for August 18, 2003 and is conditioned upon obtaining consent to the amendment from Advanstar’s bank credit facility lenders.

The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of any offer to buy the notes.